Alpine Air Express Comments on its Recent 10Q Filing


PROVO, Utah--(BUSINESS WIRE) September 29, 2003--Alpine Air Express Inc. ALPE, announced that its operating subsidiary Alpine Aviation, Inc., a leading provider of regional air cargo transport and logistics services, stated on its 10 Q for the quarterly period ended July 31, 2003, that operating revenue for the 9 months ending July 31, 2003 was $7,691,999. Current assets, property and equipment, net and aircraft deposits, however, more than doubled from $10,585,347 on October 31, 2002, to $21,325,662 on July 31, 2003. The change is largely due to the acquisition of the Company's previously leased Beech 1900C aircraft with an increased liability resulting from the aircraft debt assumption. Though the period reflected a net loss of 4 cents a share, a nearly 6 cent per share loss was dedicated to its international operation with Alpine Air Chile, S.A.. Thereby, Alpine Air Express, during the 9 months ending July 31, 2003, realized a pretax net profit of $312,294 or 3.5 cents per share excluding the Chilean operations. During this next year, Company officials noted that it will look closely at its interest in the subsidiary operator, Alpine Air Chile, S.A. to ascertain the long term benefit to Alpine Air Express, its parent company and its shareholders.

Additionally, Company executives noted it expects to capitalize on its aircraft acquisition investment through reduced aircraft operating expenses and the depreciation benefit associated with the aircraft purchase to potentially reduce the company's taxable burden on future net profits.

Gene Mallette, chairman and CEO of Alpine Air, commented, "On August 2, 2003, the Company resumed its flight schedule with its largest customer, the U. S. Postal service. The 14 routes include many of which Alpine Air had been the previous carrier. Alpine Air will fly in excess of 5.4 million available ton-miles per year within a multi-state region throughout the intermountain, mid-states and southwest United States. The multiyear contract is estimated to be worth more than $20 million to Alpine Air and its parent, Alpine Air Express. Furthermore, the Company is currently pursuing additional routes, which could substantially benefit its revenue. The recent naming of its long time Chief Pilot, Scott Jacox as Senior Vice President demonstrates a commitment to our customers. We look forward to additional announcements relating to new business in the near future. Our recent purchase of our previously leased aircraft depicts a strategy whereby the Company expects to strongly benefit from the financial market and its commitment to customer based growth."

Founded in 1975, Alpine Air, a wholly owned subsidiary of Alpine Air Express Inc., provides competitively priced scheduled air cargo flights throughout the western and southwestern United States. The company has an established client base that includes various contract operations, freight forwarders, and other cargo and logistics firms. Alpine Air provides superior "on time" performance and reliability, together with the flexibility to adapt quickly to the growing frequency and capacity requirements of its clients.

This press release may contain forward-looking statements including the company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful completion of the proposed leasing transaction, changes in anticipated earnings of the company and other factors detailed in the company's filings with the SEC. In addition, the factors underlying company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact Information:
Alpine Air Express Inc., Provo
Michael Dancy, 801-746-3570 or 801-373-1508